Exhibit 99.1

News Release

Superior Industries Reports First Quarter 2017 Financial Results

First Quarter 2017 Highlights:

•	Q1 unit shipments of 2.8 million

•	Q1 2017 net sales of $174.2 million; value-added sales of $95.5 million

•	Q1 net income of $3.1 million and diluted EPS of $0.12 including a $4.8 million, or $0.19 per diluted share, impact related to acquisition support costs

•	Q1 2017 adjusted EBITDA of $19.1 million

•	Previously announced transformative acquisition of UNIWHEELS AG (“UNIWHEELS”)

•	2017 outlook reaffirmed

SOUTHFIELD, MICHIGAN – April 26, 2017 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for light vehicles in North America, today reported financial results for the first quarter ended March 26, 2017.

“As anticipated, our first quarter results reflect lower unit volume due to the timing of program changes as well as higher production costs compared to the first quarter of 2016,” commented Don Stebbins, President and Chief Executive Officer. “During the first quarter, we also announced our intent to acquire 100% of UNIWHEELS AG. This accretive transaction will position Superior as one of the world’s largest automotive OEM aluminum wheel suppliers, while diversifying our customer base and extending our geographic reach. With the enhanced global manufacturing capacity of the combined businesses, we believe this transaction will strengthen our ability to serve our customers and provides a stronger platform for growth.”

First Quarter Results

Wheel unit shipments were 2.8 million in the first quarter of 2017, a decrease of 10.6%, compared to first quarter unit shipments of 3.2 million in the prior year period. The decline in unit shipments was due to overall industry trends and the expected timing of launches and completion of certain programs.

Net sales for the first quarter of 2017 were $174.2 million, compared to net sales of $186.1 million in the first quarter of 2016. Value-added sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $95.5 million for the first quarter of 2017, a 6.7% decrease compared to the first quarter of 2016, driven by lower unit volume. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the first quarter of 2017 was $19.2 million, or 11.0% of net sales, compared to $27.7 million, or 14.9% of net sales in the prior year period. Gross profit as a percentage of value-added sales was 20.1% compared to 27.1% of value-added sales in the prior year period. The decrease in gross profit was due mainly to lower unit shipments and increased manufacturing expenses, which were partially offset by improved product mix, in particular for 19 inch diameter and larger products which were up 8% from the prior year period.

Selling, general and administrative expenses for the first quarter were $15.3 million, or 8.8% of net sales, compared to $9.0 million, or 4.8% of net sales in the prior year period. The increase is due to $7.0 million in professional support fees for the acquisition of UNIWHEELS.

Income from operations for the first quarter of 2017 was $3.9 million, or 2.3% of net sales, compared to operating income of $18.7 million, or 10.1% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 4.1% for the first quarter of 2017 compared to 18.3% of value-added sales in the prior year period. The decrease was driven primarily by the aforementioned acquisition expenses and lower gross margin. Excluding acquisition-related costs, income from operations as a percentage of net sales and value-added sales would have been higher than reported by 400 basis points and 729 basis points, respectively.

The provision for income taxes for the first quarter of 2017 was $0.2 million, resulting in an effective tax rate of 6.0%. This compares to an income tax expense in the first quarter of 2016 of $4.6 million and an effective tax rate of 24.0%. The low 2017 rate reflects the impact of the acquisition-related costs on the mix of taxable income.

For the first quarter of 2017, the Company reported net income of $3.1 million, or $0.12 per diluted share including a $4.8 million, or $0.19 per diluted share, impact related to acquisition support costs. This compares to $14.5 million of net income, or $0.56 per diluted share, in the first quarter of 2016.

Adjusted EBITDA, a non-GAAP financial measure, was $19.1 million, or 11.0% of net sales, for the first quarter of 2017. This compares to $28.1 million, or 15.1% of net sales, for the first quarter of 2016. Adjusted EBITDA as a percentage of value-added sales was 20.0% compared to 27.5% of value-added sales in the prior year period. The decline includes the aforementioned lower unit volume and higher costs for the quarter. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash used by operating activities of $1.6 million in the first quarter of 2017 compared to cash generated from operating activities of $16.0 million during the first quarter of 2016. The decrease was primarily due to lower net income and a greater use of cash from working capital when compared to the prior year period.

During the first quarter of 2017, the Company paid a quarterly dividend of $0.18 per share. The Company repurchased 215,841 shares for a total of $5.0 million in the first quarter.

UNIWHEELS Transaction

On March 23, 2017, Superior announced that it commenced a tender offer for 100% of the outstanding shares of UNIWHEELS. The tender was commenced in connection with the signing of an irrevocable agreement with UNIWHEELS Holdings (Malta) Ltd., the owner of approximately 61% of the outstanding UNIWHEELS shares, to tender its shares. The tender offer is not conditioned on receipt of any antitrust approvals, but does require that 75% of the total shares are tendered. The aggregate equity purchase price, assuming all outstanding shares are tendered, is anticipated to be approximately $715 million.

This accretive transaction will create one of the world’s largest automotive OEM aluminum wheel suppliers and positions the combined company as a leading global partner to automotive OEMs in Europe and North America.

2017 Outlook

Based on the current outlook for the year, Superior reaffirms its previous 2017 outlook provided on March 2, 2017. This outlook is based on Superior stand-alone and excludes any future impact from the acquisition of UNIWHEELS.

•	Superior expects net sales to be in the range of $730 million to $750 million driven by unit shipments of 12.0 million to 12.25 million

•	Value-added sales are expected to be in the range of $400 million to $410 million. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum

•	Adjusted EBITDA is expected to be in the range of $97 million to $105 million

•	Working capital is expected to be a net use of funds

•	Capital expenditures are expected to be approximately $50 million

•	The effective tax rate is expected to be in the range of 25% to 28%

The Company expects North American light vehicle production to decrease 1.4% to 17.6 million units in 2017 and the Company’s resulting market share to remain stable compared to 2017.

Mr. Stebbins concluded, “Our outlook for 2017 remains relatively unchanged and reflects reasonably strong overall North American light vehicle production, albeit slightly softer than 2016. Looking forward, we are excited about the opportunities that will come from the combination of Superior and UNIWHEELS and believe it will yield positive results for all stakeholders including customers, employees, and shareholders.”

Value-added sales and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between adjusted EBITDA presented in the 2017 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Wednesday, April 26th, 2017. The conference call may be accessed by dialing (877) 419-6593 for participants in the U.S./Canada or (719) 325-4799 for participants outside the U.S./Canada using the required conference ID 5892517. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs and impairments of long-lived assets and investments and “value-added sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2017 outlook included herein, the Company’s ability to consummate the acquisition of UNIWHEELS, and the Company’s strategic and operational initiatives, including the resolution of operating inefficiencies, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 25, 2016, Quarterly Reports on Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months Ended
	Mar. 26, 2017	Mar. 27, 2016
Net Sales	$174.2	$186.1

Cost of Sales	154.8	158.3
Restructuring costs	0.2	0.1

Gross Profit	19.2	27.7

Selling, General and Administrative Expenses	15.3	9.0

Income From Operations	3.9	18.7

Interest Income (Expense), net	(0.3)	0.0
Other Expense, net	(0.3)	0.2
Income Before Income Taxes	3.3	19.0

Income Tax Provision	(0.2)	(4.5)

Net Income	$3.1	$14.5

Earnings Per Share:
Basic	$0.12	$0.56
Diluted	$0.12	$0.56

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share (in Thousands):
Basic	25,030	25,603
Diluted	25,135	25,644

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	Mar. 26, 2017	Dec. 25, 2016
Current Assets	$255.2	$254.1
Property, Plant and Equipment, net	243.1	227.4
Investments and Other Assets	68.0	61.3

Total Assets	$566.2	$542.8

Current Liabilities	$96.0	$86.0
Long-Term Liabilities	51.8	58.6
Shareholders’ Equity	418.4	398.2

Total Liabilities and Shareholders’ Equity	$566.2	$542.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Millions)

Value-Added Sales	Three Months Ended
	Mar. 26, 2017	Mar. 27, 2016
Net Sales	$174.2	$186.1
Less:
Aluminum Value and Outside Service Provider Costs	(78.7)	(83.8)

Value-added sales	$95.5	$102.3

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months Ended
	Mar. 26, 2017	Mar. 27, 2016
Net Income	$3.1	$14.5
Adjusting Items:
- Interest Expense (Income), net	0.3	(0.0)
- Income Tax Provision (Benefit)	0.2	4.5
- Depreciation	8.4	8.6
- Acquisition Support Costs	7.0	—
- Closure Costs (Excluding Accelerated Depreciation)	0.2	0.5

	16.0	13.6

Adjusted EBITDA	$19.1	$28.1

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Millions)

Outlook for Full Year 2017 Value-Added Sales	Outlook Range
Net Sales Outlook	$730.0	$750.0
Less:
Aluminum Value and Outside Service Provider Costs	330.0	340.0

Value-Added Sales Outlook	$400.0	$410.0

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com